UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 21, 2017

Date of report (date of earliest event reported)

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

75 State Street

Boston MA 02109

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of 5.750% Senior Notes due 2025

On September 21, 2017 (the “Effective Date”), LPL Holdings, Inc. (“LPL Holdings”), a wholly owned subsidiary of LPL Financial Holdings Inc. (the “Company”), completed the issuance and sale of $400 million aggregate principal amount of 5.750% Senior Notes due 2025 (the “Notes”). The Notes were issued as an add-on to the $500 million aggregate principal amount of 5.750% senior notes due 2025 that were previously issued by LPL Holdings pursuant to an Indenture dated March 10, 2017, among LPL Holdings, U.S. Bank National Association as trustee, and certain subsidiaries of LPL Holdings as guarantors (the “Indenture”). The Notes carry a yield to worst of 5.115%. In addition to paying down a portion of the existing Term Loan B, LPL Holdings expects to use the net proceeds from the Notes offering for general corporate purposes, including to fund a portion of a contingent payment (if any such amount becomes payable) in connection with the previously announced acquisition by its subsidiary, LPL Financial LLC, of certain assets and rights from National Planning Holdings, Inc. and its four broker-dealer subsidiaries, and to pay fees and expenses related to the offering of the Notes.

The Notes are unsecured obligations of LPL Holdings, will mature on September 15, 2025 and will bear interest at the rate of 5.750% per year, with interest payable semi-annually on March 15 and September 15 of each year, beginning on March 15, 2018. LPL Holdings may redeem all or part of the Notes at any time prior to March 15, 2020 (subject to a customary “equity claw” redemption right) at 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium. Thereafter LPL Holdings may redeem all or part of the Notes at annually declining redemption premiums until March 15, 2023, at and after which date the redemption price will be equal to 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon.

The foregoing description of the Notes is qualified in its entirety by reference to the Indenture as well as the first supplemental indenture relating thereto, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Senior Secured Credit Facilities

On the Effective Date, LPL Holdings entered into a second amendment (the “Amendment”) to its amended and restated credit agreement, dated as of March 10, 2017, among LPL Holdings, the Company, JPMorgan Chase Bank, N.A., as administrative agent, swing-line lender and letter of credit issuer, and the lenders and the other parties party thereto from time to time (as amended by the amendment agreement, dated as of June 20, 2017, the “Existing Credit Agreement”, and as further amended by the Amendment, the “Credit Agreement”).

Pursuant to the Amendment, the Existing Credit Agreement was amended to, among other changes, (i) reduce the spread on the Term Loan B to 225 basis points above LIBOR from a spread of 250 basis points above LIBOR, (ii) reduce the spread on the revolving credit facility to a range of 125 basis points to 175 basis points over LIBOR from a spread of 150 basis points to 200 basis points over LIBOR, in each case, depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries, (iii) extend the maturity of the revolving credit facility to the fifth anniversary of the Effective Date and (iv) extend the maturity of the Term Loan B to the seventh anniversary of the Effective Date. In connection with the Amendment, LPL Holdings paid down $200.0 million of the existing Term Loan B. The new Term Loan B will be subject to a 1.00% prepayment fee in connection with any voluntary prepayments of any principal of the new Term Loan B that constitute a Repricing Transaction (as defined in the Credit Agreement).

The foregoing description of the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On September 21, 2017, the Company issued a press release announcing the completion of LPL Holdings’ senior secured debt repricing, including the entering into of the Amendment and the pay down of the existing Term Loan B, and the offering of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

4.1	First Supplemental Indenture, dated September 21, 2017, among LPL Holdings, U.S. Bank National Association, as trustee, and certain subsidiaries of LPL Holdings, as guarantors

10.1	Second Amendment, dated September 21, 2017, among the Company, LPL Holdings, the other credit parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto

99.1	Press Release, dated September 21, 2017 (“LPL Financial Announces Completion of Senior Secured Debt Repricing”)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name: Matthew J. Audette
Title: Chief Financial Officer

Dated: September 21, 2017